EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Fourth Quarter 2024 Conference Call
February 26, 2025
10 a.m. CT

Introductory Comments – Deric Eubanks
Good morning and welcome to today’s conference call to review results for Ashford Hospitality Trust for the fourth quarter and full year 2024 and to update you on recent developments. On the call today will also be: Stephen Zsigray, President and Chief Executive Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 25, 2025, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter and full year ended December 31, 2024 with the fourth quarter and full year ended December 31, 2023.
I will now turn the call over to Stephen Zsigray. Please go ahead.
Introduction – Stephen Zsigray
Good morning, everyone, and thank you for joining us today. After my introductory comments, Deric will review our fourth quarter and full year financial results, and then Chris will provide an operational update on our portfolio.
Our fourth quarter performance was highlighted by 3.1% Comparable RevPAR growth, 4.6% Comparable total revenue growth, and 6.2% growth in Comparable Hotel EBITDA. These results underscore the impact of the strategic decisions our team has made over the past several quarters and the strength of our high-quality, geographically diverse portfolio. Total revenue growth meaningfully exceeding RevPAR growth is reflective of the efforts that our asset management team and property managers have taken to grow ancillary revenues, and that discrepancy widened even further in December with total revenue growth of 7.7% outpacing RevPAR growth by 350 basis points. The

6.2% growth in Comparable Hotel EBITDA for the quarter reflects efforts by our property managers to operate more efficiently as margins across the industry have narrowed.
Beyond the impressive operating results, we were also very active in the quarter on the investment and capital markets fronts.
We announced the conversion of the La Concha Hotel in Key West to Marriott’s Autograph Collection. Upon conversion, it was rebranded to Autograph La Concha, and we’ve created a distinctive theme and style for the hotel that is commensurate with the higher end Autograph product. This included transforming the lobby, bar, and restaurant, as well as upgrading the exterior, guestrooms, guest bathrooms, corridors, pool, and meeting space. Ideally located in Old Town Key West, the transformation elevated the property into a desirable niche in the high-barrier-to-entry, high-RevPAR Key West market. Post conversion, we believe the new Autograph property should realize a 20% to 30% RevPAR premium compared to pre-conversion, and the hotel recently posted 25% year-over-year revenue growth in the month of January.
We also completed a similar conversion at our Le Pavillon Hotel in New Orleans, converting it to Marriott’s Tribute Portfolio. This project included renovations to guestrooms, guest bathrooms, restaurant and lobby bar, as well as extensive exterior work. Located on historic Poydras Street, it has a prime location and proximity to major demand generators in downtown New Orleans. Post conversion, we expected the new Tribute Portfolio property to realize a 10% to 20% RevPAR premium compared to pre-conversion. Impressively, the hotel has exceeded those expectations out of the gate, and recently posted more than 45% year-over-year revenue growth in the month of January.
In the capital markets, we refinanced our mortgage loan on the Marriott Crystal Gateway Hotel in Arlington, Virginia in November, and in December we extended the mortgage loan for the Le Pavillon Hotel in New Orleans. Meanwhile, our non-traded preferred stock offering allowed us to raise substantial capital despite a challenging environment, reinforcing our financial position. Building on this success, we are pleased to announce that the offering of our Series J and Series K non-traded preferred stock will close on March 31, 2025.
Looking ahead to 2025, we expect this to be a transformational year for the company, and we have gotten off to a hot start.
In January, we closed on the sale of the Courtyard Boston Downtown for $123.0 million, or $390,500 per key. This sale underscores the continued improvement in the hotel transaction market, with the 6.9% trailing cap rate highlighting the intrinsic value within our portfolio. It also provided important deleveraging for our largest loan pool and resulted in significant capital expenditure savings.
On February 12th, we completed the refinancing of sixteen assets spanning four mortgage loans with final maturities in the first half of the year. This refinancing also enabled us to achieve another significant milestone as we fully repaid the remaining balance on the corporate strategic financing. This accomplishment was the culmination of a comprehensive process that began more than a year ago and included selling over $430 million in hotel assets, refinancing several properties for excess proceeds, and raising approximately $195 million through our non-traded preferred stock offering. These coordinated actions allowed us to successfully retire the strategic financing and open a new chapter for Ashford Trust.
With the strategic financing behind us, we are now focused on partnering with our advisor and property managers to execute our recently announced “GRO AHT” initiative. “GRO AHT” is a massive strategic initiative designed to drive outsized EBITDA growth and substantially improve shareholder value. “GRO AHT” revolves around three core pillars: G&A Reduction, Revenue Maximization, and Operational Efficiency. Under G&A Reduction, we plan to significantly lower corporate overhead by cutting management and board compensation, renegotiating advisory fees and expenses with Ashford Inc., and reducing professional and administrative costs. Our Revenue Maximization efforts will focus on boosting rooms revenue market share, conducting pricing audits to increase ancillary revenue, and introducing additional revenue streams across our portfolio. Finally, the Operational Efficiency pillar aims to combat margin pressures by renegotiating vendor contracts, implementing energy-saving measures, and optimizing labor.
We believe GRO AHT will transform Ashford Trust, with a goal of adding $50 million to our run-rate corporate EBITDA—an increase of more than 20%. By focusing on disciplined cost control, aggressive revenue strategies, and operational innovation, we are confident we can enhance shareholder value and further strengthen our balance sheet.
Completing the repayment of our strategic financing also allows us to definitively move past the challenges of the COVID era. We remain dedicated to maximizing the performance, profitability, and overall value of our hotels, as well as continuing strategic portfolio turnover and ongoing deleveraging. We are very encouraged by the increasingly attractive industry fundamentals, limited supply growth in the coming years, and gradually improving transaction and financing markets. We look forward to updating you on our progress with GRO AHT and the many opportunities that lie ahead for Ashford Trust.
I will now turn the call over to Deric to review our fourth quarter and full year financial performance.
Financial Review – Deric Eubanks
Thanks, Stephen.
For the fourth quarter, we reported a net loss attributable to common stockholders of $(131.1) million, or $(23.83) per diluted share. For the full year, we reported a net loss attributable to common stockholders of $(82.5) million, or $(17.54) per diluted share.
For the quarter, we reported AFFO per diluted share of negative $(2.21). And for the full year we reported AFFO per diluted share of negative $(4.84).
Adjusted EBITDAre for the quarter was $45.2 million and $235.9 million for the full year.
At the end of the fourth quarter, we had $2.6 billion of loans with a blended average interest rate of 7.9%, taking into account in-the-money interest rate caps. Considering the current level of SOFR and the corresponding interest rate caps, approximately 23% of our debt is now effectively fixed and 77% is effectively floating.
During the quarter, we successfully extended our mortgage loan secured by the 226-room Le Pavillon Hotel located in New Orleans, Louisiana. The loan had an initial maturity date in December of 2024 and has two additional one-year extension options, subject to the satisfaction of certain conditions, with a final maturity date in December 2027. The loan was extended with no paydown and continues to have an outstanding balance of $37.0 million.
During the quarter, we also successfully refinanced our mortgage loan secured by the 703-room Marriott Crystal Gateway Hotel located in Arlington, Virginia, which had a final maturity date in

November 2026. The new, non-recourse loan totals $121.5 million and has a three-year initial term with two one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of SOFR + 4.75%. The refinancing resulted in approximately $31 million of excess proceeds that were used to pay down our strategic financing.
Subsequent to quarter end, we completed the sale of the 315-room Courtyard Boston Downtown located in Boston, Massachusetts for $123.0 million or $390,500 per key. When adjusted for the anticipated capital expenditures, the sale price represented a 5.9% capitalization rate on net operating income for the trailing twelve months ended September 30, 2024, or 14.3x Hotel EBITDA for the same time period. Excluding the anticipated capital spend, the sale price represented a 6.9% capitalization rate on net operating income for the trailing twelve months ended September 30, 2024, or 12.3x Hotel EBITDA for the same time period.
Subsequent to quarter end, we closed on a $580 million refinancing secured by 16 hotels. The financing included the hotels that were previously part of the Company’s KEYS Pool C Loan, KEYS Pool D Loan, KEYS Pool E Loan, and the BAML Pool 3 Loan, together with the Westin Princeton. The previous loans had a combined outstanding loan balance of approximately $438.7 million. The new financing is non-recourse, has a two-year term with three one-year extension options, subject to the satisfaction of certain conditions, and bears interest at a floating interest rate of SOFR + 4.37%. We used approximately $72 million of the excess proceeds to completely pay off the remaining balance on our strategic financing, including the exit fee. The remaining excess proceeds were used to fund transaction costs and reserves for future capital expenditures.
We ended the quarter with cash and cash equivalents of $112.9 million and restricted cash of $107.6 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts, and $2.6 million related to trapped cash held by lenders. At the end of the quarter, we also had $21.2 million due from third-party hotel managers. This primarily represents cash held by one of our property managers, which is also available to fund hotel operating costs. We ended the quarter with net working capital of approximately $122 million.
As of December 31, 2024, our consolidated portfolio consisted of 73 hotels with 17,644 rooms.
After taking into account our recently completed 1-for-10 reverse stock split, our share count at the end of the year consisted of approximately 5.8 million fully diluted shares outstanding, which is comprised of 5.6 million shares of common stock and 0.1 million OP units.
Additionally, as Stephen mentioned, during the quarter, we announced plans to close the offering of Series J and Series K non-traded preferred stock on March 31, 2025. Since launching the offering in 2022, we have raised approximately $195 million of gross proceeds from the sale of our Series J and Series K non-traded preferred stock.
While we are currently paying our preferred dividends quarterly or monthly, we do not anticipate reinstating a common dividend in 2025.
This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.

In the fourth quarter, we delivered strong performance across our geographically diverse portfolio. Comparable Hotel RevPAR increased by 3% over the prior year period, reflecting solid demand and the impact of our strategic revenue management initiatives. Group dynamics and corporate transient demand are improving, and we are starting to see accelerating benefits from our “GRO AHT” initiatives, many of which were rolled out in November. December was a particularly strong month, with a 12% increase in Hotel EBITDA over the prior year period, driven in large part by the successful execution of several “GRO AHT” initiatives that were in full swing. This performance was broad-based, demonstrating the resilience of our portfolio and the effectiveness of our strategies. I would now like to go into more detail on some of the achievements completed throughout the quarter.
Group room revenue for the fourth quarter increased by 5% over the prior year period. Booking activity remained strong, with group pace continuing to accelerate across our portfolio. Our Washington D.C. properties delivered a healthy group performance this period. During the fourth quarter, Embassy Suites Crystal City produced a 22% increase in group room revenue compared to the prior year period. With the presidential election cycle presenting both opportunities and challenges, our team implemented an aggressive strategy to drive results. We focused on targeted marketing to political organizations supporting the election, particularly security and campaign teams. 2025 group room revenue pace for the broader portfolio remains strong, currently pacing ahead by 5% over the prior year period. Additionally, booking volumes have been robust. We added over $13 million in additional group room revenue during the fourth quarter for the first quarter of 2025, representing an increase of approximately 6% compared to the prior year quarter for the first quarter of 2024.
Turning to gross operating performance, I am pleased with our results as fourth quarter gross operating margins expanded by approximately 141 basis points relative to the prior year quarter. Renaissance Nashville delivered a strong fourth quarter gross operating profit increase of 10% on 3% Total Hotel Revenue growth. Ideally positioned near downtown Music City Center, this property benefited from recent initiatives aimed at enhancing its operating performance. These initiatives included adding a valuable ancillary revenue stream and cutting other operational expenses. Additionally, our team strategically utilized a supply chain procurement system throughout the year, which resulted in over $130,000 in food cost savings for the full year. These efforts underscore our ongoing commitment to operational efficiency and margin expansion, reinforcing our ability to drive sustainable profitability across our portfolio.
One hotel that I would like to highlight this quarter is Le Méridien Fort Worth Downtown, which opened during the third quarter of 2024. Thanks to a combination of strategic partnerships, proactive marketing, and early activations, our asset management team has successfully capitalized on the hotel’s incredible amenities, achieving total revenue growth ahead of our initial budget by 21%. A key driver of this early success was our focus on strong community engagement even before the hotel's grand opening and ribbon-cutting events. We partnered with Fort Worth Sister Cities International, the Fort Worth Chamber, and Downtown Fort Worth, Inc., to improve awareness prior to opening. Additionally, the hotel conducted exclusive hardhat tours for prospective customers and community partners, generating early excitement and demand. To attract business travelers, we introduced Bonvoy room packages and brought on a dedicated business travel sales manager to engage with companies in the downtown area and establish corporate accounts. Simultaneously, to position the hotel as a vibrant social and dining destination, our team launched dynamic food and beverage activations, including live music and happy hours at the upscale lobby restaurant and the stunning rooftop lounge. Further, an aggressive early-rate strategy for group bookings helped establish a competitive market presence, with additional overflow blocks and group bookings secured through strategic collaborations with our other properties in the area. By positioning itself as a premier venue for group events and conferences, this upscale boutique property has delivered an exceptionally strong performance right out of the gate, and I’m excited about its long-term potential.
As Stephen mentioned, this quarter marked the successful completion of our strategic repositioning of Crowne Plaza La Concha Hotel in Key West, Florida, into Autograph La Concha, now part of Marriott’s Autograph Collection. Ideally located on Duval Street in Old Town Key West, this transformation followed a $35 million investment, including upgrades to the lobby, bar, restaurant, exterior, guestrooms, bathrooms, corridors, pool, and meeting space. A key enhancement was the conversion of a previously underutilized spa into premium rooftop suites, offering some of the best views in Key West. I am equally excited about the conversion of our Le Pavillon Hotel in downtown New Orleans to a Tribute Portfolio property following a $19 million investment. This renovation included extensive exterior work, upgraded guestrooms and bathrooms, a refreshed restaurant, and a reimagined hotel lobby bar. The new Bar 1803 pays homage to the rich history of both the hotel and the city, named after the year Emperor Napoleon signed the Louisiana Purchase. These conversions exemplify our ability to unlock embedded value in our portfolio. Looking ahead, we expect La Concha and Le Pavillon to benefit significantly from Marriott's sales, distribution, and loyalty platforms, enhancing long-term performance and value.
As part of our “GRO AHT” initiatives, we implemented strategic measures during the fourth quarter to drive Hotel EBITDA, focusing on food and beverage, parking, and labor expenses to enhance profitability while maintaining service standards. We conducted audits of revenues of all outlets and giftshops to optimize offerings and improve margins. Parking fee and historic preservation fee adjustments to will provide additional revenue streams. We also partnered with Remington to reduce allocated expenses. We launched a day-use hospitality program, monetizing hotel amenities. On the labor front, we refined staffing models, optimized scheduling, and leveraged technology to improve efficiency while preserving guest service. Together, these “GRO AHT” initiatives will help us create a more sustainable and profitable operating model. As we move into 2025, we will continue identifying opportunities to further drive Hotel EBITDA and maximize value.
Turning to capital expenditures, in the fourth quarter of 2024, we completed the extensive guestroom and public space renovation at Embassy Suites Dallas and began the guestroom renovation at Embassy Suites West Palm, which is on track for completion during the first quarter of 2025. Additionally, renovations at Residence Inn Evansville and Courtyard Bloomington are progressing well, with completion expected during the second quarter of 2025. For the full year, we invested approximately $106.5 million in capital expenditures. In 2025, we will execute several PIPs to support brand franchise agreement renewals while enhancing guest experiences. At Hilton Garden Inn Austin, a restaurant and meeting space renovation will modernize the property and capitalize on its prime downtown location. Later in the year, we plan to embark on public space renovations at Hampton Inn Evansville and Westin Princeton. These initiatives underscore our commitment to asset excellence and delivering superior guest experiences. In total, we expect to spend between $95 million and $115 million in 2025 as we continue to enhance and elevate our portfolio.
In summary, group business continues to show solid growth, demand remains strong across key markets, and our ancillary revenue initiatives are performing well. Looking ahead, we are actively rolling out additional “GRO AHT” initiatives aimed at enhancing operational performance. We are also focused on reducing energy costs, optimizing contract labor utilization, and cutting travel expenses — all designed to drive efficiency, lower costs, and improve profitability. We remain optimistic about our portfolio’s outlook for 2025 and confident in our ability to unlock additional value.
That concludes our prepared remarks, and we will now open the call up for Q&A.
Conclusion – Post Q&A
Stephen Zsigray
Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.
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